SCHEDULE C

Transactions in Securities

Transactions by Stilwell Activist Fund, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Sale Price
Sale of Common Stock	06/27/25	11,224	14.0327	157,503.02
Sale of Common Stock	06/30/25	5,896	13.9049	81,983.29
Sale of Common Stock	08/18/25	4,098	13.9500	57,167.10
Sale of Common Stock	08/18/25	3,184	14.1631	45,095.31

Transactions by Stilwell Activist Investments, L.P.

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Sale Price
Sale of Common Stock	06/27/25	85,191	14.0327	1,195,459.75
Sale of Common Stock	06/30/25	8,319	13.9049	115,674.86
Sale of Common Stock	08/18/25	23,779	13.9500	331,717.05
Sale of Common Stock	08/18/25	18,835	14.1631	266,761.99

Transactions by Stilwell Value Partners VII, L.P

Nature of Transaction	Date	Number of Securities	Price Per Share	Total Sale Price
Sale of Common Stock	06/27/25	31,828	14.0327	446,632.78
Sale of Common Stock	06/30/25	18,763	13.9049	260,897.64
Sale of Common Stock	08/18/25	12,123	13.9500	169,115.85
Sale of Common Stock	08/18/25	9,410	14.1631	133,274.77